Exhibit 99.1

MetaVia Doses First Patient in the 48 mg MAD Cohort of Its Phase 1 Clinical Trial Evaluating DA-1726 for the Treatment of Obesity to Further Explore Maximum Tolerated Dose

Top-Line Data Expected in the Fourth Quarter of 2025

CAMBRIDGE, Mass., July 9, 2025 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced dosing of the first patient in the 48 mg, multiple ascending dose (MAD) cohort of its Phase 1 clinical trial of DA-1726, a novel, dual oxyntomodulin (OXM) analog agonist that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR), for the treatment of obesity. Top-line data is expected in the fourth quarter of 2025.

“The dosing of the first patient in the 48 mg cohort marks the achievement of another key milestone for this promising cardiometabolic asset. To date, clinical data for DA-1726 has demonstrated best-in-class potential, with a favorable safety and tolerability profile, without the need for titration. The addition of a higher dose to the Phase 1 trial will help define the maximum tolerated dose and further unlock the full potential of DA-1726,” stated Hyung Heon Kim, President and Chief Executive Officer of MetaVia. “The previously reported data from the 32 mg dose—which we anticipate may serve as the starting dose for future clinical trials—highlight DA-1726’s strong therapeutic potential. Specifically, the drug achieved dose-dependent weight loss (mean: 4.3%, max: 6.3%, p=0.0005 at Day 26), with 83% of patients reporting early satiety and average waist reductions of 1.6 inches (max: 3.9 inches) by Day 33, consistent with glucagon-driven adipose effects observed in preclinical models. It also lowered fasting glucose by up to 18 mg/dL without inducing hypoglycemia. Cardiovascular safety was favorable, showing no QTcF prolongation and a reduction in heart rate across most cohorts. Gastrointestinal side effects were mild, transient and infrequent, suggesting a potentially superior tolerability profile compared to existing GLP-1 therapies.”

Mr. Kim concluded, “We continue to believe that DA-1726’s 3:1 balanced activation of GLP-1 and glucagon receptors offers a promising alternative to current GLP-1 agonists, addressing significant tolerability challenges that result in discontinuation rates of 20–30% within the first month and up to 70% within a year. We look forward to reporting top-line data from the 48 mg MAD cohort later this year.”

The Phase 1 trial is a randomized, double-blind, placebo-controlled study to investigate the safety, tolerability, pharmacokinetics (PK), and pharmacodynamics (PD) of single and multiple ascending doses of DA-1726 in obese, otherwise healthy subjects. The study enrolled healthy adults with a minimum body mass index (BMI) between 30 – 45 kg/m2. Nine subjects in each cohort are being randomized in a 6:3 ratio, with each subject receiving either 4 weekly administrations of DA-1726 or placebo. The primary endpoint of the Phase 1 trial was to assess the safety and tolerability of DA-1726 by monitoring adverse events (AEs), serious adverse events (SAEs), treatment emergent adverse events (TEAEs) and AEs leading to treatment discontinuation. Secondary endpoints included the PK of DA-1726, assessed via serum concentrations over time and metabolite profiling at the highest doses of DA-1726. Exploratory endpoints included the effect of DA-1726 on metabolic parameters, cardiac parameters, fasting lipid levels, body weight, waist circumference and body mass index (BMI), among others.

For more information on this clinical trial, please visit: www.clinicaltrials.gov NCT06252220.

About DA-1726

DA-1726 is a novel oxyntomodulin (OXM) analogue functioning as a GLP1R/GCGR dual agonist for the treatment of obesity and Metabolic Dysfunction-Associated Steatohepatitis (MASH) that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. DA-1726 has a well understood mechanism and, in pre-clinical mice models, resulted in improved weight loss compared to semaglutide (Wegovy®) and cotadutide (another OXM analogue). Additionally, in pre-clinical mouse models, DA-1726 elicited similar weight reduction, while consuming more food, compared tirzepatide (Zepbound®) and survodutide (a drug with the same MOA), while also preserving lean body mass and demonstrating improved lipid-lowering effects compared to survodutide. In the Phase 1 multiple ascending dose (MAD) trial in obesity, the 32 mg dose of DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, DA-1241 demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com